Exhibit 1

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D with respect to securities of VWR Corporation, a Delaware corporation, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.

Dated: May 15, 2017

Signatures:	AVANTOR, INC.

	By:	/s/ Michael Stubblefield
Michael Stubblefield President and Chief Executive Officer

VAIL ACQUISITION CORP

	By:	/s/ Matthew Holt Matthew Holt
President

NEW MOUNTAIN PARTNERS III CAYMAN (AIV-B), L.P.

By:	New Mountain Investments III (Cayman), L.P., its general partner

By:	NMI III (Cayman) GP, Ltd., its general partner

By:	/s/ Steven B. Klinsky
Steven B. Klinsky
Director

NEW MOUNTAIN INVESTMENTS III (CAYMAN), L.P.

By:	NMI III (Cayman) GP, Ltd., its general partner

By:	/s/ Steven B. Klinsky
Steven B. Klinsky
Director

NM III (CAYMAN) GP, LTD.

By:	/s/ Steven B. Klinsky
Steven B. Klinsky
Director

Steven Klinsky

/s/ Steven B. Klinsky